Exhibit 8.1

April 26, 2024

Flora Growth Corp.

3406 SW 26th Terrace, Suite C-1

Fort Lauderdale, Florida 33312

Ladies and Gentlemen:

We have acted as counsel to Flora Growth Corp., an Ontario corporation (the "Company"), in connection with the filing of the Prospectus Supplement to the Prospectus contained in the Registration Statement on Form S-3 (File No. 333-274204), as amended and supplemented from time to time (the "Prospectus Supplement"), with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended. The Prospectus Supplement relates to the proposed establishment of an at-the-market offering (the "Offering") by the Company under which the Company may from time to time, issue and sell common shares (the "Common Shares"), no par value, of the Company pursuant to that certain At-the-Market Issuance Sales Agreement, dated April 26, 2024 (the "Sales Agreement") by and among the Corporation and Aegis Capital Corp. (the "Agent").

For purposes of this opinion, we have reviewed originals, or copies certified or otherwise identified to our satisfaction, of the Prospectus Supplement and the exhibits thereto and such other documents and matters of law and fact as we have considered necessary or appropriate. In addition, we have not made an independent investigation or audit of the facts set forth in the above referenced documents or otherwise provided to us. We have assumed (i) the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies, (ii) that the Offering will be consummated as described in the Prospectus Supplement; (iii) that the statements concerning the terms of the Offering set forth in the Prospectus Supplement are true, complete and correct and will remain true, complete and correct at all relevant times; and (iv) that any such statements made in the Prospectus Supplement qualified by knowledge, intention, belief or any other similar qualification are true, complete and correct, and will remain true, complete and correct at all relevant times, in each case as if made without such qualification. We also have relied on certain written representations of the Company contained in an Officer's Certificate dated on or about the date hereof. If any of the above described assumptions are untrue for any reason, or if the Offering is consummated in a manner that is different from the manner described in the Prospectus Supplement, our opinion as expressed below may be adversely affected.

Based upon and subject to the foregoing, and our consideration of such other matters of fact and law as we have considered necessary or appropriate, we hereby confirm to you that the statements set forth under the caption "CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS" in the Prospectus Supplement, to the extent such statements summarize U.S. federal income tax law, and subject to the limitations, qualifications, exceptions, and assumptions set forth herein and therein, constitute our opinion as to the material United States federal income tax consequences of the Offering to U.S. Holders (as defined in the Prospectus Supplement) of Common Shares. We express no opinion on any issue relating to the tax consequences of the transactions contemplated by the Prospectus Supplement other than the opinion set forth above. Our opinion set forth above is based on the Internal Revenue Code of 1986, as amended, Treasury Regulations promulgated thereunder, administrative pronouncements and judicial precedents, all as of the date hereof. The foregoing authorities may be repealed, revoked or modified, and any such change may have retroactive effect. Any change in applicable laws or facts and circumstances surrounding the Offering, or any inaccuracy in the statements, facts, assumptions and representations on which we have relied may affect the validity of the opinion set forth herein. We assume no responsibility to inform the Company of any such change or inaccuracy that may occur or come to our attention.

Our opinion is not binding on the Internal Revenue Service or a court. There can be no assurance that the Internal Revenue Service will not take a contrary position or that a court would agree with our opinion if litigated.

701 Fifth Avenue | Suite 6100 | Seattle, WA 98104-7043 | Tel. 206-903.8800 | dorsey.com

Flora Growth Corp.

April 26, 2024

We are furnishing this opinion in connection with the filing of the Prospectus Supplement and this opinion is not to be relied upon for any other purpose without our prior written consent. We hereby consent to the filing of this opinion as an exhibit to the Prospectus Supplement.

Very truly yours,

/s/ Dorsey & Whitney LLP

KRF/JDH